Exhibit 10.01

SUBJECT TO CONTRACT AND WITHOUT PREJUDICE
Dated: 21 April 2010

MoneyGram International Ltd
John Hempsey
___________________________________________________
Compromise Agreement
___________________________________________________

CONTENTS

Page No

1.	Termination date and reason for dismissal

2.	Severance payment

3.	Redundancy payment

4.	Pay in lieu of notice

5.	Holiday pay

6.	Contractual benefits

7.	Tax indemnity

8.	Resignation of Directorships

9.	Return of property

10.	Stock options

11.	Reference

12.	Restrictive Covenants

13.	Breach of duty

14.	Confidential Information

15.	Retention of Confidential Information

16.	Announcements

17.	Continuing assistance

18.	Independent legal advice

19.	Full and final settlement

20.	Legal proceedings

21.	Legal fees

22.	Outplacement Fees

23.	Reliance

24.	Satisfaction of conditions regarding compromise agreements

25.	Severability

26.	Headings

27.	Counterparts

28.	Whole Agreement

29.	Subject to contract and without prejudice

30.	Governing law and jurisdiction

Appendix 1 Letters of resignation

Appendix 2 Reference

Appendix 3 Agreed wording of announcement

Appendix 4 Adviser’s certificate

COMPROMISE AGREEMENT

Dated: 21 April 2010

BETWEEN:

(1)	JOHN HEMPSEY of [INTENTIONALLY OMITTED] (“you”); and

(2)	MONEYGRAM INTERNATIONAL LTD of 1 Bevington Path, London SE1 3PW (the “Company”).

WHEREAS:

(A)	You have been employed by the Company since 6 May 2003 pursuant to a service agreement between you and the Company dated 1 July 2008 (“Service Agreement”).

(B)	You and the Company have agreed terms upon which your employment with the Company will terminate.

(C)	The Company is entering into this Agreement for itself and as agent for each and every company which is a holding company or subsidiary of the Company and each and every subsidiary of any such holding company, whether in the United Kingdom or elsewhere (“Group Company”) and is duly authorised in that behalf.

IT IS AGREED as follows:

1.	Termination date and reason for dismissal

Your employment will terminate on 30 April 2010 (the “Termination Date”) on grounds of redundancy.

2.	Severance payment

2.1	The Company shall, as compensation for loss of employment but without admission of liability, pay to you the sum of £149,238, one hundred and forty nine thousand, two hundred and thirty eight pounds (the “Severance Payment”) without deduction of income tax from the first £30,000, in accordance with sections 401-416 of the Income Tax (Earnings and Pensions Act) 2003. Basic rate tax only will be deducted from the amount of the severance payment over £30,000. Any additional liability to tax on the Severance Payment shall be borne by you alone. The payment will be made after the production of your P45.

2.2	The Severance Payment will be paid in two tranches. The first tranche of £85,000 will be paid within 14 days following the date of this Agreement or the Termination Date, whichever is the later. The second tranche of £64,238 will be paid, less any applicable Outplacement Fees referred to in clause 22, on or before 14 August 2010.

3.	Redundancy payment

The Severance Payment includes your statutory redundancy payment and any contractual redundancy payment to which you may be entitled. The statutory redundancy payment is not subject to income tax and is included with the £30,000 tax free amount referred to above. Your statutory redundancy payment is calculated as follows:

Age multiplication factor:	1.5
Date of commencement of employment: 6 May 2003
Number of complete years of employment: 6
Current salary:	£214,961

Calculation:

1.5 x 6 x £380 (current statutory maximum weekly pay) = £3,420.00.

4.	Pay in lieu of notice

4.1	The Company shall pay to you within 14 days following the date of this Agreement or the Termination Date, whichever is the later, the sum of two hundred and fourteen thousand nine hundred and sixty one pounds in lieu of 12 months’ salary (the “Notice Payment”), less appropriate statutory deductions. Basic rate tax only will be deducted. Any additional liability to tax shall be borne by you alone. The payment will be made after the production of your P45.

5.	Holiday pay

You will be entitled to holiday pay in respect of half a day’s holiday accrued but untaken by you for the period up to and including the Termination Date. This will be paid to you through the payroll in the normal way, less appropriate statutory deductions.

6.	Contractual benefits

You will continue to receive all contractual benefits up to and including the Termination Date.

7.	Tax indemnity

The Company gives you no representation as to whether any income tax or employee national insurance contributions arise or are payable in respect of any payments made or benefits provided to you under this Agreement, and you are solely responsible for the payment of any such income tax or employee national insurance contributions. Except in relation to any amounts deducted by the Company from any payment to you under this Agreement, you will, on demand, indemnify the Company and each Group Company and shall keep it and them fully indemnified on a continuing basis against all and any liability to, or to account for, income tax or employee national insurance contributions (including, without limitation, any liability which results from a failure to make deductions in respect of the same under the PAYE system).

8.	Resignation of Directorships

You shall immediately resign as a director of MoneyGram International Limited, the Company, and any Group Company of which you are a director by delivering to the Company a letter of resignation in the terms of the draft attached at Appendix 1 and do any other act required by the Company to effect such resignations from such offices.

9.	Return of property

9.1	You acknowledge that all credit cards, keys, communication devices (including without limitation any mobile phones, blackberries and laptops) or other tangible property provided to you by the Company or any Group Company and any and all books, notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, (including for avoidance of doubt any copies of any documents), papers, computer and other discs and tapes, data listings, codes and other material whatsoever (whether made or created by you or otherwise) relating to the business of the Company or any Group Company (and any copies of the same) including but not limited to any document or tangible property which contains any Confidential Information (as defined herein) belonging to the Company or any Group Company:

9.1.1	are the property of the Company or the relevant Group Company; and

9.1.2	shall be handed over to the Company on the Termination Date

save where it is necessary for the Executive to retain such property for the purposes of fulfilling his duties under clause 17, Continuing Assistance.

10.	Stock options

10.1	You may possess exercisable MoneyGram International, Inc, Stock Option rights. You agree to observe MoneyGram’s policy on insider trading and will not purchase or sell stock of MoneyGram while in possession of inside information, or prior to the next window period that begins after the termination of your employment. You may exercise your MoneyGram International, Inc, Stock Options, if any, by via the Internet (www.etrade.com/stockplans) or contacting E*Trade Executive Services at 678-624-6219.

10.2	The Company shall do nothing whereby the outstanding rights on termination of employment (if any) to exercise stock options granted to you in the course of your employment would be prejudiced. Any stock option rights will be dealt with strictly in accordance with the rules of the relevant scheme.

11.	Reference

The Company will provide prospective employers, recruitment agencies, consultancies, head hunters, other similar parties, upon request, with a reference in the form of that attached to this Agreement as Appendix 2 (“the Reference”) and shall respond to any oral queries for a reference in a manner consistent with Appendix 2 provided that such requests for a reference are addressed to the HR Department, Human Resources Department, Personnel Department or similar or to A. Hallawell or S. Piano or P. Patsley.  Within 14 days of the Termination Date the Company will also provide you with a copy of the Reference on headed letterhead paper dated and marked “to whom it may concern”.

12.	Restrictive Covenants

12.1	You acknowledge and confirm that the obligations undertaken by you under clause 12 and Schedule 2 of your Service Agreement and as set out in the Employee Trade Secret, Confidential Information and Post Employment Restrictions Agreement are now repeated and will remain in full force and effect notwithstanding the termination of your employment.

13.	Breach of duty

You confirm that, save as already disclosed by you to the Board of the Company, you have committed no breach of duty (including fiduciary duty) to the Company or any Group Company.

14.	Confidential Information

You agree that you will not (except with the express written consent of the Board of the Company or in compliance with an order of a competent court) at any time (without limit) after the Termination Date:

(a)	divulge or communicate to any person, company, business entity or other organisation; or

(b)	use for your own purposes or for any purposes other than those of the Company or any Group Company; or

(c)	through any failure to exercise due care and diligence, permit or cause any unauthorised disclosure of any information including but not limited to terms of contracts or arrangements, existing and potential projects, information regarding customers, clients or suppliers, disputes, business development and/or marketing programmes and plans, the business, products, affairs and finances of the Company or of any Group Company for the time being confidential to it or to them or treated by it or them as such and trade secrets (including, without limitation, technical data and know-how) relating to the business of the Company or of any Group Company or of any of its or their suppliers, clients or customers (“Confidential Information”).

15.	Retention of Confidential Information

You undertake that any Confidential Information (including, without limitation, any software programs or codes) whether belonging to the Company or any Group Company or provided to you by them, in connection with your employment is returned to the Company no later than 14 days following the Termination Date. This will include any information which may be in your possession, electronically recoverable by you, or delivered by you and then returned to you by a third party.

16.	Announcements

16.1	The Company will make an announcement in the terms of Appendix 3 in relation to the termination of your employment.

16.2	You undertake not to make nor publish nor cause to be made or published to anyone, whether orally or in writing, in any circumstances any disparaging remarks concerning the Company or any Group Company, their directors, officers or employees or make or publish or cause to be made or published or do any act or thing which might reasonably be expected to damage the business interests or reputation of the Company or any Group Company or their directors, officers or employees. The Company will use reasonable endeavours to ensure that A. Hallawell, S. Piano and P. Patsley do not make nor publish or cause to be made or published to anyone in any circumstances any disparaging remarks concerning you, nor make nor publish nor cause to be made or published nor do, any act or thing which might reasonably be expected to damage your reputation

17.	Continuing assistance

You agree that you will continue to provide transitional assistance to the Company as and when needed for a period of three months after the Termination Date and also in relation to any ongoing litigation or potential litigation in which the Company or any Group Company may be involved. The Company agrees to pay reasonable personal expenses relating to any travel or meetings requiring your attendance on such matters, subject to your obtaining prior approval for such expenses on each occasion.

18.	Independent legal advice

18.1	It is a condition of this Agreement that you have received legal advice from a “relevant independent adviser” (within the meaning of section 203 of the Employment Rights Act 1996) as to the terms and effect of this Agreement and in particular on its effect on your ability to pursue a complaint or proceeding in an Employment Tribunal or civil court. You hereby represent, warrant and undertake that:

18.1.1	you have taken the advice described in this clause 18.1 from Paul Fontes of Eversheds LLP, One Wood Street, London, EC2 7W5 and Paul Fontes has supplied to the Company, a letter in the terms of Appendix 4 to this Agreement;

18.1.2	you have been advised by your adviser that there is, and was at the time you received the advice referred to above, in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by you in respect of loss arising in consequence of that advice;

18.1.3	you have instructed your adviser to advise as to whether you have or may have any claims, including statutory claims, against the Company or any Group Company arising out of or in connection with your employment and directorships and/or its or their termination; and

18.1.4	you have provided your adviser with all available information which your adviser requires or may require in order to advise whether you have any such claims and your adviser has advised you that on the basis of the information available to your adviser

(a)	your only claims or potential claims or complaints against the Company or any Group Company, whether statutory, contractual, at common law or otherwise, are those listed in clause 19 of this Agreement; and

(b)	you have no other claim against the Company or any Group Company whether statutory, contractual, at common law or otherwise.

19.	Full and final settlement

19.1	You agree the terms of this Agreement are without admission of liability on the part of the Company or any Group Company in full and final settlement of all claims (if any), except for any personal injury claims or claims in relation to accrued pension entitlements of which you are not aware or which you could not reasonably have been aware at the date of this Agreement, in any legal jurisdiction, whether contractual, statutory or otherwise whether contemplated or not which you have or may have against the Company or any Group Company or their respective shareholders, officers or employees arising out of or in connection with your employment directorships and their termination, including but not limited to the following claims under English and/or European Union law which are the complaints to which this Agreement relates and which may be contemplated by you in the current circumstances or which are the subject of commenced proceedings: [Employee’s adviser to delete claims that are not contemplated by Employee or the subject of commenced proceedings]

19.1.1	[any claim for breach of contract or wrongful dismissal;]

19.1.2	[any claim for unfair dismissal, under the Employment Rights Act 1996;]

19.1.3	[any claim for a statutory redundancy payment, under the Employment Rights Act 1996;]

19.1.4	[any claim in relation to an unauthorised deduction from wages or unauthorised payment, under section 23 of the Employment Rights Act 1996;]

19.1.5	[any claim for an unlawful detriment, under the Employment Rights Act 1996;]

19.1.6	[any claim in relation to employment particulars, under the Employment Rights Act 1996;]

19.1.7	[any claim in relation to guarantee payments, under the Employment Rights Act 1996;]

19.1.8	[any claim in relation to Sunday working for shop and betting workers, under the Employment Rights Act 1996;]

19.1.9	[any claim in relation to protected disclosures, under the Employment Rights Act 1996 and the Public Interest Disclosure Act 1998;]

19.1.10	[any claim in relation to suspension from work, under the Employment Rights Act 1996;]

19.1.11	[any claim in relation to maternity, paternity, adoption and parental rights and flexible working, under the Employment Rights Act 1996;]

19.1.12	[any claim in relation to time off work, under the Employment Rights Act 1996;]

19.1.13	[any claim in relation to working time or holiday pay, under the Working Time Regulations 1998;]

19.1.14	[any claim in relation to the national minimum wage, under the National Minimum Wage Act 1998;]

19.1.15	[any claim for equal pay, under the Equal Pay Act 1970;]

19.1.16	[any claim for direct or indirect discrimination, harassment or victimisation on the grounds of sex or the individual’s marital or civil partnership status, under the Sex Discrimination Act 1975;]

19.1.17	[any claim for direct or indirect discrimination, harassment or victimisation on the grounds of colour, race, nationality or ethnic or national origin, under the Race Relations Act 1976;]

19.1.18	[any claim for discrimination, harassment or victimisation on the grounds of disability, or for discrimination for a reason relating to disability, or in failure to make reasonable adjustments, under the Disability Discrimination Act 1995;]

19.1.19	[any claim for breach of obligations under the Protection of Harassment Act 1997;]

19.1.20	[any claim for less favourable treatment on the grounds of part-time status, under the Part I Workers (Prevention of Less Favourable Treatment) Regulations 2000;]

19.1.21	[any claim for less favourable treatment on the grounds of fixed-term status, under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002;]

19.1.22	[any claim for direct or indirect discrimination, harassment or victimisation on the grounds of religion or belief, under the Employment Equality (Religion or Belief) Regulations 2003;]

19.1.23	[any claim for direct or indirect discrimination, harassment or victimisation on the grounds of sexual orientation, under the Employment Equality (Sexual Orientation) Regulations 2003;]

19.1.24	[any claim for direct or indirect discrimination, harassment or victimisation on the grounds of age, under the Employment Equality (Age) Regulations 2006;]]

19.1.25	[any claim for failure to comply with obligations under the Transnational Information and Consultation etc. Regulations 1999;]

19.1.26	[any claim for failure to comply with obligations under the Information and Consultation of Employees Regulations 2004;]

19.1.27	[any claim for failure to comply with obligations under the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;]

19.1.28	[any claim in relation to the obligations to elect appropriate representatives or inform and consult or any entitlement to compensation, under the Transfer of Undertakings (Protection of Employment) Regulations 2006;]

19.1.29	[any claim for failure to comply with obligations under the Human Rights Act 1998;]

19.1.30	[any claim for failure to comply with obligations under the Data Protection Act 1998;]

19.1.31	[any claim in relation to existing personal injury claims, whether or not you are aware of such claims;]

19.1.32	[any claim in relation to accrued pension entitlements, whether or not you are aware of such claims;]

19.1.33	[any claim arising as a consequence of the United Kingdom’s membership of the European Union;]

19.1.34	[any claim in relation to the right to be accompanied under the Employment Rights Act 1999;]

19.1.35 19.1.36 19.1.37 19.1.38 19.1.39
[any claim under the Tax Credits Act 2002;]
[any claim under the Social Security Contributions and Benefits Act 1992;]
[any claim for equal pay under the Equal Pay Act 1970;]
[any claim under the Maternity and Parental Leave etc. Regulations 1999;]
[any claim under the Additional Paternity Leave Regulations 2010;]

19.1.40	[any claim under the Employee Study and Training (Eligibility, Complaints and Remedies) Regulations 2010;]

19.1.41	[any claim under the Social Security (Medical Evidence) and Statutory Sick Pay (Medical Evidence) Amendment Regulations 2010;]

19.1.42	[any claim arising out of a contravention or an alleged contravention of the Employment Act 2002 and/or the Employment Act 2002 (Dispute Resolution) Regulations 2004 (statutory dismissal, disciplinary and grievance procedures);]

19.1.43	[any claim arising out of a contravention or alleged contravention of Section 188 (duty of employer to consult on collective redundancies) or Section 190 (entitlement under protective award) of the Trade Union and Labour Relations (Consolidation) Act 1992;]

19.1.44	[any claims for physical or psychiatric illness relating to any acts of discrimination;]

19.1.45	[any stress-related claims and/or any claims relating to depression; and]

19.2	You warrant to the best of your information and belief that you are not aware of the circumstances of any personal injury claim that you might have against the Company or any other Group Company and that as at the date of this Agreement you have not received any social security benefits in respect of any injury, accident or disease alleged to have occurred in connection with, as a result of or been caused by any claim referred to in this clause 19.

20.	Legal proceedings

You confirm that you have not instituted any complaint to or proceedings in the High Court, a County Court or an Employment Tribunal and agree to refrain from bringing or instituting any claims against the Company or any shareholder, officer or employee of the Company including but not limited to those claims specified in clause 19. The potential complaints or proceedings to which this Agreement relates arise out of your employment by the Company or the termination of that employment.

The Company confirms that it is not aware of any claims that it has or may have against you and you will continue to be covered under the Company’s directors’ and officers’ liability insurance policy in respect of any claims which are made in respect of the period in which you were a director or officer of the Company or any Group Company.

21.	Legal fees

The Company will make a payment of £2,500 + VAT, in respect of the legal costs and expenses incurred by you in obtaining legal advice in relation to this Agreement, in accordance with HM Revenue & Customs Statutory Concession A81 (the “Legal Fee Payment”). This will be subject to the submission of a valid invoice from your legal adviser addressed to you but marked payable by the Company to be delivered for the attention of A. Hallawell at MoneyGram International Ltd., of 1 Bevington Path, London, SE1 3PW. Payment will be made, within 30 days following receipt of the invoice, direct to your solicitors.

22.	Outplacement Fees

The Company shall provide you with qualifying outplacement counselling services (within the meaning of Section 310 of the Income Tax (Earnings and Pensions) Act 2003) with an agreed service provider. This will be subject to the submission of a valid invoice from the agreed service provider addressed to you but marked payable by the Company to be delivered for the attention of A. Hallawell at MoneyGram International Ltd., of 1 Bevington Path, London, SE1 3PW. Payment of this sum will be made directly to the service provider and will be deducted from the second tranche of the Severance Payment.

23.	Reliance

You acknowledge that the Company has entered into this Agreement in reliance on the warranties, representations, acknowledgments and undertakings given by you herein. In the event of you bringing any claims set out in clause 19, without prejudice to any other remedy the Company may have, the Severance Payment (less any part thereof which is a Statutory Redundancy Payment) shall be repaid by you to the Company forthwith and shall be recoverable by the Company as a debt (and the parties agree that the amount of the Severance Payment represents a reasonable pre-estimate of the Company’s loss arising from any such breach by you).

24.	Satisfaction of conditions regarding compromise agreements

It is agreed and acknowledged that the conditions regulating Compromise Agreements contained in section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), section 72(4A) of the Race Relations Act 1976, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, paragraph 2 of schedule 3A of the Disability Discrimination Act 1995, section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, regulation 41(4) of the Transnational Information and Consultation etc. Regulations 1999, regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, paragraph 2(2) of schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, paragraph 2(2) of schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, regulation 40(4) of the Information and Consultation of Employees Regulations 2004, paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and paragraph 2(2) of schedule 5 of the Employment Equality (Age) Regulations 2006 are intended to be and have been satisfied.

25.	Severability

Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected and this Agreement shall be construed as if the Agreement had never included the unenforceable provision.

26.	Headings

The headings to clauses in this Agreement are for convenience only and have no legal effect.

27.	Counterparts

This Agreement may be executed in one or more parts by the parties on separate counterpart or facsimile copies each of which when so executed by any party shall be an original but all executed counterpart or facsimile copies shall together when delivered constitute but one agreement. This Agreement shall not be completed, delivered or dated until each party has received counterpart or facsimile copies validly executed by all other parties. The date of this Agreement shall be the date in the United Kingdom on which validly executed copies were received by all parties.

28.	Whole Agreement

This Agreement sets out the entire agreement as to the termination of your employment between the Company and you and supersedes all prior discussions between the parties or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings whenever given and whether orally or in writing.

29.	Subject to contract and without prejudice

This Agreement shall be deemed to be without prejudice and subject to contract until such time as it is signed and dated by both parties, when it shall be treated as an open document evidencing a binding agreement.

30.	Governing law and jurisdiction

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law. The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

Signed by:	................................................. John Hempsey
In the presence of a witness
Signed by: Witness name: Witness address: Signed by	.................................................
..................................................
..................................................
..................................................
..................................................

MoneyGram International Limited

APPENDIX 1

LETTERS OF RESIGNATION

[date]

Private & Confidential

The Directors
MoneyGram International Holdings Ltd
MIL Overseas Limited
MoneyGram International Ltd

MoneyGram Payment Systems Italy S.R.L.
MoneyGram Payment Systems Spain, S.A.U.
MoneyGram France S.A.
Blue Dolphin Financial Services NV
Blue Dolphin Financial Services Nederland BV
MoneyGram India Private Limited
MoneyGram Overseas (Pty) Limited
MoneyGram Overseas Nigeria Limited
MoneyGram Payment Systems Bulgaria

Dear Sirs

Please accept this letter as formal notice of my resignation as a director of MoneyGram International Holdings Ltd, MIL Overseas Limited and MoneyGram International Ltd and the related MoneyGram entities listed above. My resignation is to be effective immediately.

Yours faithfully

Signed.............................................
John Hempsey

APPENDIX 2

REFERENCE

Dear Sir/Madam

Re: John Hempsey

John Hempsey joined MoneyGram International Limited (MIL) on 6th May 2003 and was employed by the Company for a period of almost 7 years through to April 2010.  He started as Chief Executive Officer, MIL and in December 2009 became EVP, Europe, Middle East, Africa and Asia Pacific.  From June 2008, John reported to the CEO of MGI and was a member of the MGI Executive Committee and an officer of the company. Additionally, while John was the CEO of Thomas Cook Global and Financial Services, he served on the MIL Board, at that time a JV between Travellers Express and the Thomas Cook Group, between 1997 and 2001. John was Chairman of the Board of MoneyGram France SA, a company regulated by the Banque de France; Chairman of MoneyGram France SA Internal Audit Committee; Chairman of the MIL Credit Control Committee and a Board member of various other subsidiaries around the world.

While CEO, John was responsible for Sales, Marketing, New Product Development, Finance, IT, Operations, Human Resources, Legal and Compliance within MIL.  When he became EVP, EMEAAP, he continued in the EMEAAP leadership role and focused on Sales, Marketing and Product Development growing transactions, revenue and EBITDA through an increasing send and receive network. Important achievements included:

•	From 2003 to 2009 grew Gross Revenue from $122 million to $315 million; Transactions from 3.5 million to 12.5 million; Net Revenue from $67 million to $172 million; Network locations from 20,000 to 124,000;

•	Successfully acquired and integrated a company in Italy, two in Spain, one in France and one in Belgium.

•	Applied for and received licences in the UK (FSA) and France (Banque de France).

•	Initiated and grew retail operations in France, Germany, Holland and Belgium.

•	Grew the EMEAAP business from a team of 60 to over 700 employees

In summary, John has been a dedicated asset to the business who has contributed much to MGI and the industry. I believe he has much to offer and I would recommend him to prospective employers.

Yours faithfully

Pam Patsley
Chairman & CEO, MGI

APPENDIX 3

AGREED WORDING OF ANNOUNCEMENT

John Hempsey, executive vice president, EMEAAP, is leaving MoneyGram effective April 30th. During his tenure, John has made significant contributions to MoneyGram, including helping to increase our presence in every corner of the world. Under John’s leadership, the region has grown into a dynamic team of nearly 700 employees with a network of 130,000 locations; we’ve acquired and integrated important companies in Italy, France, Belgium, and Spain; and opened retail locations in France, Germany and Benelux. John has built a strong and talented team of employees that I know will be an invaluable asset to MoneyGram and our clients as we accelerate our momentum across the globe.  John Hempsey will be assisting us to ensure a smooth transition in the coming months. Again, we thank John for his many contributions to the company and wish him the very best in his future endeavors.

APPENDIX 4
ADVISER’S CERTIFICATE
Letter to be typed on the headed notepaper of Employee’s solicitors

[date]

Your Ref: S. Linton

Our Ref:

Dewey & LeBoeuf
No. 1 Minster Court
Mincing Lane
London EC3R 7YL

Dear Sirs

Adviser’s certificate: John Hempsey – MoneyGram International Ltd

I refer to the Agreement which it is proposed be entered into between my client, John Hempsey, and MoneyGram International Ltd, a copy of which is attached to this letter and initialled on each page by me (the “Agreement”). I am writing to confirm the following information:

1.	There is, and was at the time I gave the advice referred to in this letter, in force a policy of insurance covering the risk of a claim by [insert name of employee] in respect of loss arising in consequence of the advice I gave.

2.	I have given legal advice as a relevant independent advisor (within the meaning of Section 77(4A) of the Sex Discrimination Act 1975 (in relation to claims under that Act and the Equal Pay Act 1970), Section 72(4A) of the Race Relations Act 1976, Section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, Paragraph 2 of Schedule 3A of the Disability Discrimination Act 1995, Section 203(3) of the Employment Rights Act 1996, Regulation 35(3) of the Working Time Regulations 1998, Section 49(4) of the National Minimum Wage Act 1998, Regulation 41(4) of the Trans-national Information and Consultation etc. Regulations 1999, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Paragraph 2(2) of Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, Paragraph 2(2) of Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 12 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and Paragraph 2(2) of Schedule 5 of the Employment Equality (Age) Regulations 2006) to [insert name of employee] as to the terms and effect of the proposed Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal.

3.

I am, and was at the time I gave the advice referred to in paragraph 2 above, a solicitor of the Supreme Court holding a current Practising Certificate.

Yours faithfully

Paul Fontes
Eversheds LLP